Exhibit 10.4

ADDvantage Technologies Group, Inc.

RESTRICTED STOCK AWARD AGREEMENT

DATE

Name and Address

Dear Mr./Mrs. ___________:

1.      Restricted Stock Award.  ADDvantage Technologies Group, Inc., an Oklahoma corporation (the “Company”), hereby grants to you an aggregate of _______ shares of Common Stock, par value $0.01 per share, of the Company (the “Restricted Shares”).  This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 1998 Incentive Stock Plan, as amended (the “Plan”), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Award Agreement (this “Award Agreement”).  To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.      Possession of Certificates.  The Company shall issue a certificate or certificates for the Restricted Shares in your name and shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect.  You shall execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares.  You hereby agree that the Company shall hold the certificate(s) for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b).

3.      Ownership of Restricted Shares.  You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends therefrom if, as, and when declared by the Company’s Board of Directors, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement.

4.      Restrictions.

(a)      Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, at which time the Restricted Shares shall no longer be subject to the applicable restrictions.

(b)      The restrictions referred to in subsection (a) of this Section are as follows:

(1)      At the time of your “Termination of Employment” (as defined below), other than a Termination of Employment that occurs as a result of an event described in Section 5(b)(1), you shall forfeit the Restricted Shares to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company.  If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.  “Termination of Employment” shall mean when such individual is no longer serving as a Director of the Company.

(2)      You may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares.

5.      Lapse of Restrictions.

(a)      The restrictions described in Section 4(b) shall lapse with respect to all of the Restricted Shares _______________________________________________________.  Following the lapse of such restrictions with respect to any Restricted Shares, such Restricted Shares shall no longer be subject to the restrictions described in Section 4(b).

(b)      Notwithstanding the provisions of subsection (a) of this Section, the restrictions described in Section 4(b) shall lapse with respect to all the Restricted Shares at the time of the occurrence of any of the following events:

(1)      Your death or “Disability” (as defined in the Plan); or

(2)      A “Change of Control” (as defined in the Plan) of the Company.

5.     Agreement With Respect to Taxes; Share Withholding.

(a)      You agree that (1) you will pay to the Company or a Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Subsidiaries with respect to the Restricted Shares, and (2) the Company or any of its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.

(b)      With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the Restricted Shares awarded, you may elect, subject to the approval of the committee of the Board of Directors of the Company that administers the Plan, to satisfy the withholding requirement, in whole or in part, by forfeiting and having the Company cancel Restricted Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.  All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such committee, in its sole discretion, deems appropriate.

7.      Adjustment of Shares.  The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 11 of the Plan.  Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.

8.      Agreement With Respect to Securities Matters.  You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.

9.      Certain Definitions.  Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

If you accept this Restricted Stock Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

By:           _______________________
Name:
Title:

The foregoing Restricted Stock Award is accepted by me as of the ___ day of _______, 20___, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

Name